Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Financial Results for its Fiscal 2009 Fourth Quarter and Full Year

  Company Announces Achieving $50 Million in Operating Expense Reductions and Provides Guidance for Significant Bottom-Line Growth in Current Fiscal Year
  Company’s Home and Children’s Gifts Segment is Presented as a Discontinued Operation and the Company is Actively Engaged in a Sale Process

CARLE PLACE, N.Y.--(BUSINESS WIRE)--August 20, 2009--1-800-FLOWERS.COM, Inc. (NASDAQ:FLWS):

Fiscal 2009 Fourth Quarter and Full-Year Results From Continuing Operations

During the fiscal fourth quarter, the Company made the strategic decision to divest its Home and Children’s Gifts business segment to focus on its core Floral and Gourmet Foods and Gift Baskets categories. The Company anticipates completing the divestiture of its Home and Children’s Gifts segment in fiscal 2010. Therefore, the segment’s results are not included in results from continuing operations for all periods presented in the Company’s consolidated financial statements herein, unless otherwise noted. Also, the Company’s results include a number of non-recurring items which impact comparability. These items are excluded from the adjusted results presented in the table below and throughout this release.

	Quarter Ended			Year Ended
	June			June
($000 except EPS)	2009	2008	Change	2009	2008	Change
Continuing operations:
Revenues	$172.5	$186.9	(7.8%)	$714.0	$739.2	(3.4%)
Gross Profit Margin	38.6%	40.8%	(220) bps	39.4%	42.2%	(280) bps
Net Income (Loss) from continuing operations	($13.1)	$4.8	($17.9)	($66.5)	$22.0	($88.5)
Adjusted Net Income (Loss) from continuing operations(1)	($2.8)	$4.8	($7.6)	$7.4	$22.0	($14.6)
EPS from continuing operations	($0.21)	$0.07	($0.28)	($1.05)	$0.34	($1.39)
Adjusted EPS from continuing operations(1)	($0.04)	$0.07	($0.11)	$0.11	$0.34	($0.23)
Adjusted EBITDA from continuing operations(2)	$2.7	$12.7	($10.0)	$36.5	$57.1	($20.6)

	Quarter Ended			Year Ended
	June			June
($000 except EPS)	2009	2008	Change	2009	2008	Change
Consolidated operations:
Net Income (Loss)	($22.2)	$4.3	($26.5)	($98.4)	$21.1	($119.5)
Adjusted Net Income (Loss) (3)	($2.4)	$4.3	($6.7)	$3.0	$21.1	($18.1)
EPS	($0.35)	$0.07	($0.42)	($1.55)	$0.32	($1.87)
Adjusted EPS(3)	($0.04)	$0.07	($0.11)	$0.05	$0.32	($0.27)
(1)	Refer to Appendix A – Non-GAAP Reconciliations: Reconciliation of Net Income (Loss) from Continuing Operations to Adjusted Net Income (Loss) from Continuing Operations.
(2)	Refer to Appendix A – Non-GAAP Reconciliations: Reconciliation of Net Income (Loss) from Continuing Operations to Adjusted EBITDA from Continuing Operations.
(3)	Refer to Appendix A – Non-GAAP Reconciliations: Reconciliation of Net income (Loss) to Adjusted Net Income (Loss).

1-800-FLOWERS.COM, Inc. (NASDAQ:FLWS), the world’s leading florist and gift shop, today reported results for its fiscal 2009 fourth quarter and full year. Unless stated otherwise, results from continuing operations for all periods presented in this release exclude the Company’s Home and Children’s Gifts segment, which is presented as a discontinued operation and the Company is actively engaged in a sale process.

The Company’s total revenues were $714.0 for fiscal year 2009, representing a decline of 3.4 percent compared with revenues of $739.2 million in fiscal year 2008. Total revenues for the Company’s fiscal 2009 fourth quarter were $172.5 million, down 7.7 percent compared with $186.9 million in the prior year period. Gross profit margin for the year was 39.4 percent compared with 42.2 percent in the prior year. For the fiscal fourth quarter, gross profit margin was 38.6 percent compared with 40.8 percent in the prior year period. The decline in gross profit margin for both the full year and the fourth quarter primarily reflects the unprecedented weakness in the consumer economy during the year and the resulting increase in promotional pricing as well as the lower wholesale margins associated with the DesignPac Gifts business.

During the year, the Company reduced operating expenses by $10.4 million (excluding depreciation and amortization, goodwill and intangible impairment and severance and other restructuring costs). As a result, operating expense ratio decreased 20 basis points, to 34.3 percent. For the quarter, operating expenses increased slightly, up approximately $400,000 (excluding depreciation and amortization, goodwill and intangible impairment and severance and other restructuring costs), primarily reflecting increased marketing spending for the Company’s consumer floral business, which offset operating cost reduction benefits achieved in the period. As a result, combined with the lower revenues in the period, operating expense ratio for the quarter increased 310 basis points to 37.1 percent.

Adjusted EBITDA(2) from continuing operations for the year was $36.5 million, compared with $57.1 million in the prior year. Adjusted EBITDA(2) from continuing operations for the quarter was $2.7 million, compared with $12.7 million in the prior year period. Adjusted net income from continuing operations for the year was $7.4 million, or $0.11 per diluted share. For the quarter, adjusted net loss from continuing operations(1) was $2.8 million, or ($0.04) per share.

Adjusted EPS(3) for the year was $0.05 per diluted share, compared with $0.32 per diluted share, in the prior year. For the quarter, adjusted EPS(3) was ($0.04) per share, compared with $0.07 per diluted share in the prior year period.

During the fourth quarter and full year, the Company took several non-recurring charges reflecting significant changes in market conditions as well as implementation of aggressive operating expense reduction programs and amending its credit facility. Management believes that these changes, including the strategic decision to divest its Home and Children’s Gifts segment, will better position the Company for improved financial performance in fiscal 2010. These pre-tax charges included in continuing operations included:

  $9 million for the quarter and a total of $85 million for the year, for the write down of goodwill and intangibles related to the Company’s Gourmet Food and Gift Baskets segment;
  $1.4 million in the fourth quarter and a total of $2.9 million for the year, for severance and other restructuring costs related to the Company’s operating expense reduction programs; and
  $3.2 million in the fourth quarter to write off deferred financing costs associated with the Company’s amended credit facility.

As a result of the above, net loss from continuing operations for the year was $66.5 million, or ($1.05) per share, compared with net income of $22.0 million or $0.34 per diluted share, in the prior year. For the quarter, net loss from continuing operations was $13.1 million, or ($0.21) per share, compared with net income of $4.8 million, or $0.07 per diluted share, in the prior year period.

Results from discontinued operations for the year were a loss of $31.9 million, or ($0.50) per share, compared with net loss of $1.0 million, or ($0.02) per share in the prior year. For the quarter, results from discontinued operations were a loss of $9.1 million, or ($0.14) per share, compared with a loss of $500,000 or ($0.01) per share in the prior year period. These results include a pre-tax charge of $20.0 million for the write down of goodwill and intangibles taken in the fiscal second quarter as well as a pre-tax $14.8 million impairment charge in the fourth quarter related to the strategic decision to divest the Home and Children’s Gifts segment.

Net loss for the year was $98.4 million, or ($1.55) per share, compared with net income of $21.1 million, or $0.32 per diluted share in the prior year. For the quarter, net loss including discontinued operations was $22.2 million, or ($0.35) per share, compared with net income of $4.3 million or $0.07 per share in the prior year period.

Jim McCann, CEO of 1-800-FLOWERS.COM, said, “During fiscal 2009, the retail sector was characterized by a dramatic reduction in consumer demand reflecting the unprecedented economic turmoil throughout the world. While these conditions resulted in revenues and gross profit margin below our expectations, we generated positive adjusted EPS(1) from continuing operations and more than $36 million in adjusted EBITDA(2) from continuing operations for the year. This reflects the success of our operating expense reduction programs as well as the contributions from our recent acquisitions.

“Additionally, during the year we made the strategic decision to divest our Home and Children’s Gifts segment so that we can focus all of our efforts and investments on our key Floral and Gourmet Foods and Gift Baskets business categories which, we believe, better leverage our business platform and offer the greatest opportunity for top and bottom-line growth in the years ahead. As a result, we have classified the segment as a discontinued operation. Importantly, the Home & Children’s Gifts segment’s day-to-day business activities will remain unchanged while we work toward a potential sale.”

McCann further noted, “Most important, as we saw the dramatic decline in the consumer economy unfolding, we have intensified our focus on the three principals that we believe will enable us to drive long-term profitable growth. These are:

  Know and Take Care of Our Customer by providing the right products and the best services to help them express themselves and connect to the important people in their lives. We believe we are the leader in our category at this, but we know that we can and must get even better.
  Maintain and Enhance our Financial Strength and Flexibility by aggressively reducing our operating costs while strengthening our balance sheet and adding flexibility to our capital structure, and
  Continue to Innovate and Invest for the Future – in new technology opportunities such as mobile e-commerce and social networking where we launched pioneering applications during fiscal 2009; in our brands and business areas that offer the highest returns and best growth opportunities, such as BloomNet, where we continue to grow our market share despite the weak economy; and in our Gourmet Food and Gift Baskets business with our upcoming launch of the new 1-800-Baskets.com brand.”

During the second half of the year, the Company achieved its target of $50 million (including discontinued operations) in operating expense reduction for fiscal 2010 through the implementation of numerous enterprise wide programs, including:

  A 15% reduction in salaried, full-time labor force, as well as reductions in variable labor commensurate with lower order volumes.
  A downsizing of its Home and Children’s Gifts business category (which was classified as a discontinued operation in the fourth quarter pending culmination of an ongoing sale process).
  A revamping of its IT infrastructure – consolidating hosting sites and rationalizing maintenance and support applications.
  Scaling marketing spending across the enterprise appropriate to consumer demand.
  Further virtualization of its customer service platform, utilizing technology to expand its successful HAN (home agent network), including the closing of three brick-and-mortar facilities.

In terms of cash management, the Company reduced capital expenditures to approximately $19 million during fiscal 2009, of which $5.5 million was financed. Capital expenditures for fiscal 2010 are expected to be below $15 million.

“As a result of all these initiatives, we believe we have positioned our company to weather the current economic environment and to generate improved bottom-line results in fiscal 2010. Importantly, our expectation for strong growth in EPS, EBITDA and Free Cash Flow for the current fiscal year is not predicated on any improvement in consumer demand. Should the economy improve, and consumers begin to increase their level of gift spending, we are positioned to drive further enhancements to our overall growth and profitability,” said McCann.

Category Results:

The Company provides selected financial results for its Floral and Gifts business categories in the tables attached to this release and as follows:

  Consumer Floral: For fiscal 2009, revenues in this category were $414.9 million compared with $491.7 million in the prior year. Revenues for the fiscal fourth quarter were $129.0 million compared with $149.0 million in the prior year period. Gross profit margin for fiscal 2009 was 36.6 percent, compared with 38.7 percent in fiscal 2008. For the fourth quarter, gross profit margin was 36.5 percent compared with 38.7 percent in the prior year period. The decline in gross profit margin for the year and the quarter was primarily related to the challenging consumer economy and resulting increase in promotional pricing. Category contribution margin for the fiscal year was $40.9 million compared with $63 million in the prior year. For the fiscal fourth quarter, category contribution margin was $13.5 million, compared with $20.2 million in the prior year period. The Company defines category contribution margin as earnings before interest, taxes, depreciation and amortization and before allocation of corporate overhead expenses.
  BloomNet Wire Service: For fiscal 2009, revenues increased 19.5 percent to $63.9 million, compared with $53.5 million in the prior year, primarily reflecting the Company’s acquisition of Napco in July 2008. Revenues for the fiscal fourth quarter increased 4.2 percent to $16.1 million, compared with $15.5 million in the prior year period. Gross profit margin for fiscal 2009 was 55.3 percent compared with 56.2 percent in the prior year. For the fiscal fourth quarter, gross profit margin was 55.2 percent compared with 56.8 percent in the prior year period. Category contribution margin for fiscal 2009 increased 3.2 percent to $19.1 million, compared with $18.5 million in the prior year period. This improvement reflected product and service revenue mix and pricing initiatives. For the fiscal fourth quarter, category contribution margin was $4.3 million, compared with $5.9 million in the prior year period. The lower category contribution margin in the fourth quarter reflected seasonal operating losses associated with the division’s Napco acquisition and increased bad-debt reserves reflecting the challenging economic climate.

  Gourmet Food and Gift Baskets: For fiscal 2009, revenues increased 22.4 percent to $240.2 million, compared with $196.3 million in the prior year, reflecting contributions from the Company’s acquisition of DesignPac Gifts (April 2008). Revenues for the fiscal fourth quarter increased 22.0 percent to $27.9 million, compared with $22.9 million in the prior year period, primarily reflecting the shift of the Easter holiday back into the Company’s fourth quarter during the fiscal year. Gross profit margin for fiscal 2009 was 39.1 percent, compared with 46.7 percent the prior year period, primarily reflecting the lower wholesale margins associated with DesignPac Gifts. For the fiscal fourth quarter, gross profit margin was 37.7 percent, compared with 42.5 percent in the prior year period, primarily reflecting a higher mix of products sold in the lower margin wholesale channel and increased promotional activity to drive sales in the weak economy. Category contribution margin for fiscal 2009 was $23.4 million, down 4.7 percent compared with $24.6 million in the prior year period. For the fiscal fourth quarter, category contribution margin was a loss of $2.7 million, compared with a loss of $1.7 million. This reflected a combination of factors, including the lower gross profit margin in the period combined with higher operating losses associated with a full quarter of DesignPac Gifts operations compared with a partial quarter in the prior year period, and investment costs associated with the upcoming launch of the Company’s 1-800-BASKETS.com brand, which will utilize the DesignPac Gifts platform.

In terms of its key customer metrics, the Company said five million e-commerce customers placed orders during fiscal 2009, of which approximately 52 percent were repeat customers. During fiscal 2009, the Company attracted more than 2.4 million new customers. For the fiscal fourth quarter, approximately 1.8 million e-commerce customers placed orders with repeat customers representing 61 percent of the total. During the quarter, the Company attracted more than 700,000 new e-commerce customers. “We believe these customer metrics illustrate our focus on deepening our relationship with our existing customers while concurrently attracting millions of new customers, even in a difficult economic environment, by leveraging the strength of our brand and providing a broad range of products and services that deliver quality, value and convenience while helping our customers connect to the important people in their lives,” noted McCann.

  Discontinued Operations Results: Total revenues for the Company’s Home and Children’s Gifts segment in fiscal 2009 were $143.7 million, compared with $180.2 million in the prior year. Gross profit margin for the year was 46.9 percent, up 170 basis points compared with 45.2 percent in the prior year. This improvement reflects product sourcing initiatives and reduced promotional pricing. Contribution margin for the year was ($2.6) million, compared with approximately $600,000 in the prior year. For the fourth quarter, the segment’s total revenues were $24.9 million, down 24.2 percent compared with total revenues of $32.9 million in the prior year period. Gross profit margin was 49.7 percent, up 230 basis points compared with 46.0 percent in the prior year period. Contribution margin for the quarter was $1.5 million compared with a loss of approximately $400,000 in the prior year period.

COMPANY GUIDANCE:

For fiscal 2010, the Company does not anticipate significant improvement in the current economic environment. As a result, it expects revenues for fiscal 2010 will be flat to down five percent compared with the prior year. Despite this, the Company expects to achieve strong bottom line growth in fiscal 2010 reflecting its successful programs to reduce operating expenses across the enterprise as well as reductions in working capital and capital expenditures. The Company anticipates EPS from continuing operations will increase more than 30 percent, EBITDA from continuing operations will increase more than 20 percent and Free Cash Flow from continuing operations will grow significantly to more than $30 million during fiscal 2010, compared with the prior year. (The Company defines Free Cash Flow from continuing operations as net cash provided by operating activities less capital expenditures.)

  In terms of seasonality for fiscal 2010, the Company anticipates that its quarterly revenues will be in the following ranges:

    Q1 = 15-to-17 percent of total revenues
    Q2 = 34-to-46 percent of total revenues
    Q3 = 23-to-25 percent of total revenues
    Q4 = 25-to-27 percent of total revenues

“Looking ahead, we will continue to focus on our three key strategic priorities – Know and Take Care of our Customers, Aggressively Reduce Operating Costs and continue to Invest and Innovate for the Future. We believe this disciplined focus will enable us to achieve strong bottom-line results, even in a challenging economic climate, and build long-term shareholder value,” said McCann.

Definitions:

EBITDA: Net income (loss) before interest, taxes, depreciation, amortization. The Company presents EBITDA and adjusted financial information (Adjusted Net (Loss) Income from continuing operations, Adjusted EPS from continuing operations, Adjusted EBITDA from continuing operations, and Adjusted EPS – collectively “adjusted financial information) because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of similarly situated companies. The Company also uses EBITDA and adjusted financial information as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA and adjusted financial information to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and adjusted financial information is also used by the Company to evaluate and price potential acquisition candidates. EBITDA and adjusted financial information have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations of EBITDA are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and adjusted financial information should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is the world’s leading florist and gift shop. For more than 30 years, 1-800-FLOWERS.COM, Inc. has been providing customers with fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, balloons and plush stuffed animals perfect for every occasion. 1-800-FLOWERS.COM® (1-800-356-9377 or www.1800flowers.com), was listed as a Top 50 Online Retailer by Internet Retailer in 2006, as well as 2008 Laureate Honoree by the Computerworld Honors Program and the recipient of ICMI’s 2006 Global Call Center of the Year Award. 1-800-FLOWERS.COM offers the best of both worlds: exquisite arrangements created by some of the nation’s top floral artists and hand-delivered the same day, and spectacular flowers shipped overnight Fresh From Our Growers®. As always, 100% satisfaction and freshness are guaranteed. Also, visit 1-800-Flowers en Español (www.1800flowersenespanol.com). The Company’s BloomNet® international floral wire service provides (www.mybloomnet.net) a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably.

The 1-800-FLOWERS.COM, Inc. “Gift Shop” also includes gourmet gifts such as popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl&Co.® (1-800-443-8124 or www.cherylandco.com); premium chocolates and confections from Fannie May® Confections Brands (www.fanniemay.com and www.harrylondon.com); wine gifts from Ambrosia® (www.ambrosia.com) and Geerlings&WadeSM (www.geerwade.com); gift baskets from 1-800-BASKETS.COM® (www.1800baskets.com) and DesignPac Gifts™ (www.designpac.com) and Celebrations® (www.celebrations.com), a new premier online destination for fabulous party ideas and planning tips. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “goal,” “target” or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company’s expectations for significant growth in EBITDA and EPS and Free Cash Flow as part of the Company’s guidance with respect to its fiscal year 2010 compared with the prior year. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, among others: the Company’s ability to achieve its profitability growth guidance for fiscal year 2010, its ability to improve its operating expense ratio and enhance its profit margins; its ability to manage the increased seasonality of its businesses; its ability to effectively integrate and grow its acquired companies; its ability to cost effectively acquire and retain customers; its ability to reduce working capital requirements and capital expenditures; it’s ability to generate forecasted levels of free cash flow; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to cost efficiently manage inventories; its ability to leverage its operating infrastructure; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update any of the forward-looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Thursday, August 20, 2009 at 11:00 a.m. (EDT). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowers.com A recording of the call will be posted on the Investor Relations section of the Company’s web site within 2 hours of the call’s completion. A replay of the call can be accessed via telephone for one week beginning at 2:00 p.m. (EDT) on 8/20/09 at: 1-888-203-1112 (domestic) or 1-719-457-0820 (international). Enter replay pass code #: 4881478.

[Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.]

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands)

	June 28, 2009	June 29, 2008

Assets
Current assets:
Cash and equivalents	$29,562	$12,124
Receivables, net	11,335	12,471
Inventories	45,854	38,844
Deferred tax assets	12,666	7,977
Prepaid and other	4,518	4,263
Assets of discontinued operations	27,718	70,152
Total current assets	131,653	145,831

Property, plant and equipment, net	54,770	50,275
Goodwill	41,205	105,899
Other intangibles, net	42,822	65,421
Deferred income taxes	11,725	-
Other assets	3,952	3,912
Total assets	$286,127	$371,338

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$52,251	$57,815
Current maturities of long-term debt and obligations under capital leases	22,337	12,801
Liabilities of discontinued operations	3,968	5,721
Total current liabilities	78,556	76,337

Long-term debt and obligations under capital leases	70,518	55,250
Deferred tax liabilities	-	5,527
Other liabilities	3,270	2,759
Total liabilities	152,344	139,873
Total stockholders’ equity	133,783	231,465
Total liabilities and stockholders’ equity	$286,127	$371,338

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Income (In thousands, except for per share data)

	Three Months Ended		Year Ended
	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008
Net revenues:
E-commerce (combined online and telephonic)	$138,090	$154,283	$498,519	$584,174
Other	34,372	32,661	215,431	155,037
Total net revenues	$172,462	$186,944	$713,950	$739,211
Cost of revenues	105,876	110,750	432,744	426,916
Gross profit	$66,586	$76,194	$281,206	312,295

Operating expenses:
Marketing and sales	45,776	45,944	175,839	183,430
Technology and development	5,950	4,925	21,000	19,611
General and administrative	13,582	12,647	50,451	52,107
Depreciation and amortization	5,281	4,871	21,010	17,822
Goodwill and intangible impairment	8,978	-	85,438	-
Total operating expenses	79,567	68,387	353,738	272,970
Operating income (loss)	(12,981)	7,807	(72,532)	39,325

Other income (expense):
Interest income	95	156	314	826
Interest expense	(1,501)	(723)	(6,269)	(5,039)
Deferred financing write-off	(3,245)	-	(3,245)	-
Other	(159)	26	(95)	43
Total other income (expense), net	(4,810)	(541)	(9,295)	(4,170)
Income (loss) from continuing operations before income taxes	(17,791)	7,266	(81,827)	35,155
Income tax expense (benefit) from continuing operations	(4,713)	2,432	(15,326)	13,126

Income (loss) from continuing operations	(13,078)	4,834	(66,501)	22,029

Income (loss) from discontinued operations	455	(1,080)	(4,996)	(1,785)
Impairment of discontinued business	(14,722)	-	(34,758)	-
Income tax expense (benefit) from discontinued business	5,122	544	7,838	810

Loss on discontinued operations	(9,145)	(536)	(31,916)	(975)

Net income (loss)	($22,223)	$4,298	($98,417)	$21,054

Net income (loss) per common share (basic):
From continuing operations	($0.21)	$0.08	($1.05)	$0.35
From discontinued operations	(0.14)	(0.01)	(0.50)	(0.02)
Net income (loss) per common share (basic)	($0.35)	$0.07	(1.55)	0.33

Net income (loss) per common share (diluted):
From continuing operations	($0.21)	$0.07	($1.05)	$0.34
From discontinued operations	(0.14)	(0.01)	(0.50)	(0.01)
Net income (loss) per common share (diluted)	$(0.35)	$0.07	(1.55)	$0.32

Weighted average shares used in the calculation of net income (loss) per common share:
Basic	63,466	63,386	63,565	63,074
Diluted	63,466	65,462	63,565	65,458

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Cash Flows (In thousands)
	Year Ended
	June 28, 2009	June 29, 2008

Operating activities
Net (loss) income	($98,417)	$21,054
Reconciliation of net (loss) income to net cash provided by operating activities, net of acquisitions:
Operating activities of discontinued operations	7,210	3,009
Depreciation and amortization	21,010	17,624
Amortization from deferred financing costs	3,751	198
Deferred income taxes	(22,249)	8,582
Stock based compensation	1,724	3,534
Excess tax benefits from stock based compensation	-	(2,196)
Bad debt expense	2,264	2,094
Goodwill and intangible asset impairment from continuing operations	85,426	-
Impairment from discontinued operations	34,758	-
Other non-cash items	(166)	809
Changes in operating items, excluding the effects of acquisitions
Receivables	516	848
Inventories	(2,589)	(5,023)
Prepaid and other	(219)	505
Accounts payable and accrued expenses	(5,754)	8,639
Other assets	412	(2,166)
Other liabilities	511	386
Net cash provided by operating activities of continuing operations	28,188	57,897

Investing activities
Acquisitions, net of cash acquired	(12,001)	(37,849)
Capital expenditures	(12,265)	(18,236)
Proceeds from sale of business	25	463
Other, net	215	(382)
Investing activities of discontinued operations	(1,202)	(1,705)
Net cash used in investing activities	(25,228)	(57,709)

Financing activities
Acquisition of treasury stock	(797)	(1,079)
Proceeds from employee stock options	114	4,729
Excess tax benefits from stock based compensation	-	2,196
Proceeds from bank borrowings	120,000	110,000
Repayment of notes payable and bank borrowings	(100,648)	(118,488)
Debt issuance cost	(3,603)	-
Repayment of capital lease obligations	(502)	(28)
Financing activities of discontinued operations	(86)	(1,481)
Net cash provided by (used in) financing activities	14,478	(4,151)

Net change in cash and equivalents	17,438	(3,963)
Cash and equivalents:
Beginning of period	12,124	16,087
End of period	$29,562	$12,124

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Category Information (in thousands)

	Three Months Ended			Year Ended
	June 28, 2009	June 29, 2008	% Change	June 28, 2009	June 29, 2008	% Change
Net revenues from continuing operations:
1-800-Flowers.com Consumer Floral	$128,988	$149,009	(13.4%)	$414,897	$491,696	(15.6%)
BloomNet Wire Service	16,110	15,455	4.2%	63,933	53,488	19.5%
Gourmet Food & Gift Baskets	27,895	22,856	22.0%	240,200	196,298	22.4%
Corporate (*)	144	350	(58.9%)	1,119	2,431	(54.0%)
Intercompany eliminations	(675)	(725)	6.9%	(6,199)	(4,702)	(31.8%)
Total net revenues from continuing operations	$172,462	$186,945	(7.7%)	$713,950	$739,211	(3.4%)

	Three Months Ended			Year Ended
	June 28, 2009	June 29, 2008	% Change	June 28, 2009	June 29, 2008	% Change
Gross profit from continuing operations:
1-800-Flowers.com Consumer Floral	$47,128	$57,719	(18.3%)	$152,045	$190,259	(20.1%)
	36.5%	38.7%		36.6%	38.7%
BloomNet Wire Service	8,886	8,779	1.2%	35,374	30,080	17.6%
	55.2%	56.8%		55.3%	56.2%
Gourmet Food & Gift Baskets	10,522	9,711	8.4%	94,021	91,713	2.5%
	37.7%	42.5%		39.1%	46.7%
Corporate (*)	50	128	(60.9%)	289	970	(70.2%)
	34.7%	36.6%		25.8%	39.9%
Intercompany eliminations	-	(143)		(524)	(727)
Total gross profit from continuing operations	$66,586	$76,194	(12.6%)	$281,206	$312,295	(10.0%)
	38.6%	40.8%		39.4%	42.2%

	Three Months Ended			Year Ended
	June 28, 2009	June 29, 2008	% Change	June 28, 2009	June 29, 2008	% Change
Category contribution margin from continuing operations:
1-800-Flowers.com Consumer Floral	$13,536	$20,240	(33.1%)	$40,882	$62,967	(35.1%)
BloomNet Wire Service	4,293	5,926	(27.6%)	19,093	18,509	3.2%
Gourmet Food & Gift Baskets	(2,701)	(1,745)	(54.8%)	23,433	24,593	(4.7%)
Category contribution margin subtotal	$15,128	$24,421	(38.0%)	$83,408	$106,069	(21.4%)
Corporate (*)	(13,850)	(11,743)	(18.0%)	(49,492)	(48,922)	(1.2%)
EBITDA from continuing operations	$1,278	$12,678	(89.9%)	$33,916	$57,147	(40.7%)

	Three Months Ended			Year Ended
	June 28, 2009	June 29, 2008	% Change	June 28, 2009	June 29, 2008	% Change
Discontinued operations:
Net revenues from discontinued operations	$24,902	$32,868	(24.2%)	$143,746	$180,181	(20.2%)
Gross profit from discontinued operations	12,369	15,118	(18.2%)	67,439	81,459	(17.2%)
Contribution margin from discontinued operations	1,537	(445)	445.4%	(2,569)	584	(539.9%)

(*)

Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Share-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific category.

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Appendix A – Non-GAAP Reconciliations (In thousands) (unaudited)

Reconciliation of Net Income (Loss) from Continuing Operations to Adjusted Net Income (Loss) from Continuing Operations:

	Three Months Ended		Year Ended
	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008

Net income (loss) from continuing operations	($13,078)	$4,834	($66,501)	$22,029
Add:
Goodwill and intangible impairment	8,978	-	85,438	-
Deferred financing cost write-off	3,245	-	3,245	-
Severance and other restructuring costs	1,378	-	2,543	-
Less:
Income tax expense associated with goodwill and intangible impairment, deferred financing cost write-off, and severance and other restructuring costs	3,330	-	17,375	-
Adjusted net income (loss) from continuing operations	($2,807)	$4,834	$7,350	$22,029

Adjusted net income (loss) per common share from continuing operations:
Basic	($0.04)	$0.08	$0.12	$0.35
Diluted	($0.04)	$0.07	$0.11	$0.34

Weighted average shares used in the calculation of net income (loss) per common share:
Basic	63,466	63,386	63,565	63,074
Diluted	63,466	65,462	64,097	65,458

Reconciliation of Net Income (Loss) from Continuing Operations to Adjusted EBITDA from Continuing Operations:

	Three Months Ended		Year Ended
	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008

Net income (loss) from continuing operations	($13,078)	$4,834	($66,501)	$22,029
Add:
Interest expense	1,501	723	6,269	5,039
Depreciation and amortization	5,281	4,871	21,010	17,822
Income tax expense	-	2,432	-	13,126
Goodwill and intangible impairment	8,978	-	85,438	-
Deferred financing cost write-off	3,245	-	3,245	-
Severance and other restructuring costs	1,378	-	2,543	-
Less:
Income tax benefit	4,713	-	15,326	-
Interest income	95	156	314	826
Other income (expense)	(159)	26	(95)	43

Adjusted EBITDA from continuing operations	$2,656	$12,678	$36,459	$57,147

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Appendix A – Non-GAAP Reconciliations (In thousands) (unaudited)

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss):

	Three Months Ended		Year Ended
	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008
Net income (loss)	($22,223)	$4,298	($98,417)	$21,054
Add:
Goodwill and intangible impairment – Gourmet Food & Gift Baskets	8,978	-	85,438	-
Deferred financing cost write-off	3,245	-	3,245	-
Severance and other restructuring costs	1,404	-	2,906	-
Goodwill and intangible and fair value impairment – Home & Children’s Gifts	14,722	-	34,758	-
Less:
Income tax benefit associated with goodwill and intangible impairments, deferred financing cost write-off and severance and other restructuring costs	8,542	-	24,930	-
Adjusted net income (loss)	($2,416)	4,298	$3,000	$21,054

Adjusted net income (loss) per common share:
Basic	($0.04)	$0.07	$0.05	$0.33
Diluted	($0.04)	$0.07	$0.05	$0.32

Weighted average shares used in the calculation of net income (loss) per common share:
Basic	63,466	63,386	63,565	63,074
Diluted	63,466	65,462	64,097	65,458

CONTACT:
1-800-FLOWERS.COM, Inc.
Investor Contact:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
Media Contact:
Erin Maestas, 516-237-4867
emaestas@1800flowers.com